                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                                     KEY ENERGY SERVICES, INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                     [LOGO]

                           KEY ENERGY SERVICES, INC.
                           6 DESTA DRIVE, SUITE 4400
                               MIDLAND, TX 79705

                                                                 JANUARY 4, 2002

DEAR STOCKHOLDER:

    You are cordially invited to attend the Annual Meeting of Stockholders of Key Energy Services, Inc. (the "Company") to be held at The Hilton Hotel, Tower Center Boulevard, Brunswick Room, East Brunswick, New Jersey 08816, at 11 A.M. on Thursday, January 31, 2002.

    At the Annual Meeting, stockholders of the Company are being asked to elect seven directors for the ensuing year or until their successors are elected and qualified.

    This matter and the procedure for voting your shares are discussed in the accompanying Notice of Annual Meeting and Proxy Statement.

    Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote and submit your proxy by phone, via the Internet or by signing, dating, and returning the enclosed proxy card in the enclosed postage-paid envelope. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

                                          Sincerely,

                                          [/S/ FRANCIS D. JOHN]

                                          Francis D. John
                                          CHAIRMAN OF THE BOARD,
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

                           KEY ENERGY SERVICES, INC.
                           6 DESTA DRIVE, SUITE 4400
                               MIDLAND, TX 79705

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                JANUARY 31, 2002

                            ------------------------

    Notice is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting") of Key Energy Services, Inc. (the "Company") will be held at The Hilton Hotel, Tower Center Boulevard, Brunswick Room, East Brunswick, New Jersey 08816 at 11 A.M. (Eastern Standard Time) on Thursday, January 31, 2002, to consider and act upon the following matters:

    (1) To elect seven Directors for the ensuing year or until their successors are elected and qualified; and

    (2) To consider and act on such other business as may properly come before the Annual Meeting.

    The Board of Directors has fixed the close of business on December 28, 2001, as the record date for the determination of Stockholders entitled to notice of and to vote at the Annual Meeting. Only those Stockholders of record on that date will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

    A complete list of the Stockholders entitled to vote at the Annual Meeting will be open for inspection at the Company's offices, 400 South River Road, New Hope, PA 18938, at least 10 days before the Annual Meeting.

                                          By Order of the Board of Directors,

                                          [/S/ JACK D. LOFTIS]

                                          Jack D. Loftis, Jr.

                                          SECRETARY

Midland, Texas
January 4, 2002

                                   IMPORTANT

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY SUBMIT YOUR PROXY BY PHONE, VIA THE INTERNET OR COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL THE PROXY CARD IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE ANNUAL MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED WITHIN THE UNITED STATES. A STOCKHOLDER MAY, IF SO DESIRED, REVOKE HIS PROXY AND VOTE HIS SHARES IN PERSON AT THE MEETING.

                           KEY ENERGY SERVICES, INC.
                           6 DESTA DRIVE, SUITE 4400
                               MIDLAND, TX 79705

                            ------------------------

                           PROXY STATEMENT FOR ANNUAL
                              STOCKHOLDERS MEETING
                          TO BE HELD JANUARY 31, 2002

                            ------------------------

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Key Energy Services, Inc. (the "Company") for use at the Company's Annual Meeting of Stockholders (the "Annual Meeting") to be held at The Hilton Hotel, Tower Center Boulevard, Brunswick Room, East Brunswick, New Jersey at 11 A.M. on Thursday, January 31, 2002, and at any adjournment thereof. This Proxy Statement and the accompanying form of proxy are first being mailed to the Company's Stockholders on or about January 4, 2002.

    The Company will bear all costs of solicitation of proxies. In addition to solicitations by mail, the Company's Directors, officers and regular employees, without additional compensation, may solicit proxies by telephone, telegraph and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and the Company will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of such proxy materials. In addition, the Company has engaged D. F. King & Co. to assist in the solicitation for a fee of $5,000, plus costs and expenses.

REVOCABILITY OF PROXIES

    Any Stockholder giving a proxy has the power to revoke it at any time before it is exercised, by delivering to the Secretary of the Company at its office located at 400 South River Road, New Hope, PA 18938, a written notice of revocation or another duly executed proxy bearing a later date. A Stockholder also may revoke his or her proxy by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy.

RECORD DATE, VOTING AND SHARE OWNERSHIP

    Only holders of record of common stock, par value $.10 per share (the "Common Stock"), of the Company at the close of business on December 28, 2001 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof. Each share of Common Stock is entitled to one vote. On the Record Date there were outstanding and entitled to vote 107,955,279 shares of Common Stock.

    The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the votes entitled to be cast (53,977,640 shares) will constitute a quorum for the transaction of business at the Annual Meeting. A proxy, if received in time for voting and not revoked, will be voted at the Annual Meeting in accordance with the instructions contained therein. Where a choice is not so specified, the shares represented by the proxy will be voted "for" the election of the nominees for Directors listed herein and in favor of any other matter as may properly come before the Annual Meeting. A Stockholder marking the proxy "Abstain" will not be counted as a vote in favor of or against the election of Directors. If a quorum exists, a proposal can be adopted by an affirmative vote of (i) in the case of election of Directors, a plurality of the votes cast and
(ii) in the case of any other matter as may properly come before the Annual Meeting, a majority of the votes cast.

    Votes cast at the Annual Meeting will be tabulated by a duly appointed inspector of election. The inspector will treat shares represented by a properly signed and returned proxy as present at the Annual Meeting for purposes of determining a quorum without regard to whether the proxy is marked as casting a vote or abstaining. Likewise, the inspector will treat shares represented by "broker non-votes" as present for purposes of determining a quorum, although such shares will not be voted on any matter for which the record holder of such shares lacks authority to act. Broker non-votes are proxies with respect to shares held in record name by brokers or nominees, as to which (i) instructions have not been received from the beneficial owners; (ii) the broker or nominee does not have discretionary voting power under applicable national securities exchange rules or the instrument under which it serves in such capacity; and
(iii) the record holder has indicated on the proxy card or has otherwise notified the Company that it does not have authority to vote such shares on that matter.

                             ELECTION OF DIRECTORS

    At the Annual Meeting, seven Directors are to be elected, each Director to hold office until the next Annual Meeting of Stockholders and until his successor is elected and qualified unless such Director resigns or is properly removed from office prior to such time. The Board of Directors has designated the persons named in the accompanying proxy to vote for the election of seven Directors and those persons intend to vote for the election of the nominees named below to the Board of Directors unless authority to do so is withheld by the Stockholder submitting the proxy. If any of the nominees become unavailable to serve, the shares represented by proxies will be voted for the election of a substitute nominee selected by the Board of Directors, or the size of the Board may be reduced accordingly; however, the Board of Directors is not aware of any circumstances likely to render any nominee from serving. For information regarding ownership of Common Stock by the nominees see "Security Ownership of Management and Certain Beneficial Owners--Management." Certain information concerning the nominees is set forth below.

NAME                                                         POSITION                     AGE
----                                        ------------------------------------------  --------
Francis D. John (1).......................  Chairman of the Board, President, and
                                            Chief Executive Officer                        48
David J. Breazzano (1) (3)................  Director                                       45
Kevin P. Collins (1)(2)...................  Director                                       51
William D. Fertig (1)(3)..................  Director                                       45
W. Phillip Marcum (2).....................  Director                                       57
J. Robinson West..........................  Director                                       55
Morton Wolkowitz (1)(2)...................  Director                                       73

------------------------

(1) Member of the Executive Committee.

(2) Member of the Audit Committee.

(3) Member of the Compensation Committee.

    Francis D. John has been the President and Chief Executive Officer since October 1989. In addition, Mr. John has been Chairman of the Board since
August 1996. He has been a Director and President since June 1988, served as the Chief Financial Officer from October 1989 through July 1997, and served as Chief Operating Officer from April 1999 through December 2001. Before joining the Company, he was Executive Vice President of Finance and Manufacturing of Fresenius U.S.A., Inc. Mr. John previously held operational and financial positions with Unisys, Mack Trucks and Arthur Andersen. He received a BS from Seton Hall University and an MBA from Fairleigh Dickinson University.

    David J. Breazzano has been a Director since October 1997. Mr. Breazzano is one of the founding principals at DDJ Capital Management, LLC, an investment management firm established in 1996.

Mr. Breazzano previously served as a Vice President and Portfolio Manager at Fidelity Investments ("Fidelity") from 1990 to 1996. Prior to joining Fidelity, Mr. Breazzano was President and Chief Investment Officer of the T. Rowe Price Recovery Fund. He is also a director of Waste Systems International, Inc. and Samuels Jewelers, Inc. He holds a BA from Union College and an MBA from Cornell University.

    Kevin P. Collins has been a Director since March 1996. Mr. Collins has been a managing member of the Old Hill Company LLC since 1997. From 1992 to 1997, he served as a principal of JHP Enterprises, Ltd., and from 1985 to 1992, as Senior Vice President of DG Investment Bank, Ltd., both of which were engaged in providing corporate finance and advisory services. Mr. Collins was a director of WellTech, Inc. ("WellTech") from January 1994 until March 1996 when WellTech was merged into the Company. Mr. Collins is also a director of The Penn Traffic Company, Metretek Technologies, Inc. and London Fog Industries Inc. He holds a BS and an MBA from the University of Minnesota.

    William D. Fertig has been a Director since April 2000. Mr. Fertig has been a Principal, Manager of Sales and Trading at McMahan Securities Co. L.P. since 1990. Mr. Fertig previously served as a Senior Vice President and Manager of Convertible Sales at Drexel Burnham Lambert prior to joining McMahan Securities in 1990, and from 1979 to 1989, served as Vice President and Convertible Securities Sales Manager at Credit Suisse First Boston. He holds a BS from Allegheny College and an MBA from NYU Graduate Business School.

    W. Phillip Marcum has been a Director since March 1996. Mr. Marcum was a director of WellTech from January 1994 until March 1996 when WellTech was merged into the Company. From October 1995 until March 1996, Mr. Marcum was the acting Chairman of the Board of Directors of WellTech. He has been Chairman of the Board, President and Chief Executive Officer of Metretek Technologies, Inc., formerly known as Marcum Natural Gas Services, Inc. ("Metretek Technologies"), since January 1991 and is a director of TestAmerica, Inc. He holds a BBA from Texas Tech University.

    J. Robinson West was recently elected to the Board of Directors in November 2001 to fill the vacancy caused by the resignation of William D. Manly. Mr. West is the founder, and has served as Chairman and a director of The Petroleum Finance Company, Ltd., strategic advisers to international oil and gas companies, national oil companies, and petroleum ministries, since 1984. Previously, Mr. West served as U.S. Assistant Secretary of the Interior with responsibility for offshore oil leasing policy from 1981 through 1983. He was Deputy Assistant Secretary of Defense for International Economic Affairs from 1976 through 1977 and a member of the White House Staff from 1974 through 1976. He is currently a member of The Council on Foreign Relations. He holds a BA with advanced standing from the University of North Carolina at Chapel Hill and a J.D. from Temple University.

    Morton Wolkowitz has been a Director since December 1989. Mr. Wolkowitz served as President and Chief Executive Officer of Wolkow Braker Roofing Corporation, a company that provided a variety of roofing services, from 1958 through 1989. Mr. Wolkowitz has been a private investor since 1989. He holds a BS from Syracuse University.

REQUIRED VOTE

    The seven nominees for election as Directors who receive the greatest number of votes shall be elected as Directors.

    The Board of Directors recommends that the Stockholders vote FOR the election of each of the nominees listed above.

BOARD AND COMMITTEE MEETINGS

    During the fiscal year ended June 30, 2001, the Board of Directors held three meetings. Other than Mr. Fertig, each of the current directors who then were in office attended at least 75% of the meetings of the Board of Directors and each committee thereof on which such Director served.

    The Board of Directors has an Audit Committee, a Compensation Committee and an Executive Committee.

    AUDIT COMMITTEE. During fiscal 2001 the Audit Committee held one meeting and is currently composed of Messrs. Wolkowitz, Collins and Marcum. All members of the audit committee are independent, in accordance with the existing requirements of the New York Stock Exchange. The functions of the Audit Committee include meeting with the Company's independent auditors annually to review financial results, audited financial statements, internal financial controls and procedures and audit plans and recommendations. The Audit Committee also recommends the selection, retention or termination of the Company's independent auditors, approves services provided by the independent public accountants before providing such services, and evaluates the possible effect the performance of such services will have on the accountants' independence.

    COMPENSATION COMMITTEE. During fiscal 2001 the Compensation Committee met once and is currently composed of Messrs. Breazzano and Fertig. The Compensation Committee (i) recommends to the Board of Directors the compensation for the Company's executive officers; (ii) administers and makes awards under the Company's compensation plans; and (iii) monitors and makes recommendations with respect to the Company's various employee benefit plans, including the Company's stock option plan.

    EXECUTIVE COMMITTEE. The Executive Committee is currently composed of Messrs. John, Breazzano, Collins, Fertig and Wolkowitz. The Executive Committee exercises the powers delegated to it by the Board of Directors.

DIRECTOR COMPENSATION

    No director who is also an employee of the Company or any of its subsidiaries received any fees from the Company for his services as a Director or as a member of any committee of the Board. During the fiscal year ended June 30, 2001 all other Directors ("Non-employee Directors") received a fee equal to $3,000 per month for each month of service and are reimbursed for travel and other expenses directly associated with Company business. Additionally, during fiscal 2001 the Company paid the premiums with respect to life insurance for the benefit of Messrs. Collins and Marcum in the amount of $2,906 and $5,389, respectively.

EXECUTIVE OFFICERS

    The Company's executive officers serve at the pleasure of the Board of Directors and are subject to annual appointment by the Board at its first meeting following the Annual Meeting of Stockholders. All the Company's executive officers are listed below, with the exception of Mr. John, who is included in the section "Election of Directors".

    Thomas K. Grundman was elected Executive Vice President--M&A and International, effective January 2002. He served as Executive Vice President and Chief Financial Officer from July 1999 through December 2001 and Chief Accounting Officer from November 1999 through December 2001. Mr. Grundman also served as Treasurer from July 1999 through August 2000. He joined the Company in April 1999 as Sr. Vice President of Strategic and Business Development. From late 1996 through April 1999, Mr. Grundman was Senior Vice President at PNC Bank, N.A. where he ran the Oil and Gas Corporate Finance Group and was responsible for providing financing and advisory services in all sectors of the energy industry. From 1984 through 1996, Mr. Grundman held several positions at Chase

Manhattan Bank and its predecessor institutions, most recently as a Managing Director in the oil and gas group. Mr. Grundman holds a BS in Finance from Syracuse University.

    James J. Byerlotzer was elected Executive Vice President and Chief Operating Officer effective January 2002. He served as Executive Vice President of Domestic Well Service and Drilling Operations from July 1999 through
December 1999, and Executive Vice President of Domestic Operations from December 1999 through December 2001. He joined the Company in September 1998 as Vice President--Permian Basin Operations after the Company's acquisition of Dawson Production Services, Inc. ("Dawson"). From February 1997 to September 1998, he served as the Senior Vice President and Chief Operating Officer of Dawson. From 1981 to 1997, Mr. Byerlotzer was employed by Pride Petroleum Services, Inc. ("Pride"). Beginning in February 1996, Mr. Byerlotzer served as the Vice President--Domestic Operations of Pride. Prior to that time, he served as Vice President--Permian Basin of Pride and in various other operating positions in Pride's Gulf Coast and California operations. Mr. Byerlotzer holds a BA from the University of Missouri in St. Louis.

    Royce W. Mitchell was elected Executive Vice President, Chief Financal Officer and Chief Accounting Officer effective January 2002. Before joining the Company, he was a partner with KPMG LLP from April 1986 through December 2001 specializing in the oil and gas industry. He received a BBA from Texas Tech University and is a certified public accountant.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

MANAGEMENT

    The following table sets forth as of January 3, 2002, the number of shares of Common Stock beneficially owned by (i) each Director, (ii) each executive officer, and (iii) all Directors and executive officers of the Company as a group. Except as noted below, each holder has sole voting and investment power with respect to all shares of Common Stock listed as owned by such person.

                                                                          PERCENTAGE OF
                                                              NUMBER OF    OUTSTANDING
NAME OF BENEFICIAL OWNER                                      SHARES(1)     SHARES(2)
------------------------                                      ---------   -------------
Francis D. John (3).........................................  2,613,833        2.4%
Kevin P. Collins (4)........................................    223,405          *
William D. Fertig (5).......................................     30,000          *
W. Phillip Marcum (6).......................................    223,405          *
David J. Breazzano (7)......................................    208,333          *
J. Robinson West (8)........................................      3,750          *
Morton Wolkowitz (9)........................................    608,302          *
Royce W. Mitchell (10)......................................     50,000          *
James J. Byerlotzer (11)....................................    263,667          *
Thomas K. Grundman (12).....................................    355,000          *
Directors and Executive Officers as a group (10 persons)....  4,525,945        4.2%

------------------------

*   Less than 1%

(1) Includes all shares with respect to which each Director or executive officer directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares the power to vote or to direct voting of such shares and/or to dispose or to direct the disposition of such shares. Includes shares that may be purchased under currently exercisable stock options.

(2) Based on 107,955,279 shares of Common stock outstanding at December 28, 2001, plus, for each beneficial owner, those number of shares underlying currently exercisable options held by each executive officer or Director.

(3) Includes 2,543,333 shares issuable upon exercise of vested options. Does not include 1,066,667 shares issuable pursuant to options that have not vested.

(4) Includes 218,333 shares issuable upon the exercise of vested options. Does not include 66,667 shares issuable pursuant to options that have not vested.

(5) Includes 25,000 shares issuable upon the exercise of vested options. Does not include 40,000 shares issuable pursuant to options that have not vested.

(6) Includes 218,333 shares issuable upon the exercise of vested options. Does not include 66,667 shares issuable pursuant to options that have not vested.

(7) Includes 148,333 shares issuable upon the exercise of vested options. Does not include 66,667 shares issuable pursuant to options that have not vested.

(8) Includes 3,750 shares issuable upon the exercise of vested options. Does not include 11,250 shares issuable pursuant to options that have not vested.

(9) Includes 118,000 shares issuable upon the exercise of vested options. Does not include 72,000 shares issuable pursuant to options that have not vested.

(10) Includes 50,000 shares issuable upon the exercise of vested options. Does not include 150,000 shares issuable pursuant to options that have not vested.

(11) Includes 241,667 shares issuable upon the exercise of vested options. Does not include 418,333 shares issuable pursuant to options that have not vested.

(12) Includes 345,000 shares issuable upon the exercise of vested options. Does not include 540,000 shares issuable pursuant to options that have not vested.

CERTAIN BENEFICIAL OWNERS

    The following table sets forth, as of December 28, 2001, certain information regarding the beneficial ownership of Common Stock by each person, other than the Company's directors or executive officers, who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock.

                                                               SHARES BENEFICIALLY
                                                                      OWNED
                                                              AT DECEMBER 28, 2001
NAME AND ADDRESS OF BENEFICIAL                                ---------------------
OWNER, IDENTITY OF GROUP                                        NUMBER     PERCENT
------------------------------                                ----------   --------
Perkins, Wolf, McDonnell & Co. (1)..........................  11,036,014     10.2%
53 W. Jackson Blvd., Suite 722
Chicago, IL 60604

Berger, L.L.C. (2)..........................................   9,810,240      9.1%
210 University Boulevard
Suite 900 Denver, CO 80206

Mellon Financial Corporation (3)............................   6,183,414      5.7%
One Mellon Center
Pittsburgh, PA 15258

T. Rowe Price Associates, Inc. (4)..........................   6,735,600      6.2%
100 E. Pratt Street
Baltimore, MD 21202

------------------------

(1) As reported on Schedule 13G filed with the Commission on October 11, 2001.

(2) The Company believes that Perkins, Wolf, McDonell & Co. shares voting power with respect to 9,810,240 of its shares with Berger, LLC and that, therefore, the 9,810,240 shares shown as being beneficially owned by Berger, LLC are the same securities shown as being beneficially owned by Perkins, Wolf, McDonnell & Co.

(3) As reported on Schedule 13F filed with the Commission on August 14, 2001.

(4) As reported on Schedule 13G filed with the Commission on January 26, 2001.

(5) As reported on Schedule 13G (Amendment No. 1) filed with the Commission on February 8, 2001.

                               OTHER INFORMATION

EXECUTIVE COMPENSATION

    SUMMARY COMPENSATION TABLE. The following table reflects the compensation for services to the Company for the years ended June 30, 2001, 2000 and 1999 for
(i) the Chief Executive Officer of the Company and (ii) the other two executive officers of the Company other than the Chief Executive Officer who were serving as executive officers at June 30, 2001 (the "Named Executive Officers").

                                                                                       LONG TERM
                                                                                      COMPENSATION
                                                                                         AWARDS
                                                   ANNUAL                             ------------
                                                COMPENSATION             OTHER           SHARES
                                 FISCAL    ----------------------       ANNUAL         UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION       YEAR     SALARY($)     BONUS($)   COMPENSATION($)    OPTIONS(1)    COMPENSATION($)
---------------------------     --------   ---------     --------   ---------------   ------------   ---------------
Francis D. John...............    2001      594,885      845,000         71,116(2)      1,460,000         74,998(3)
  President, Chief Executive      2000      589,519      307,776             --         2,000,000             --
  Officer and Chief Operating     1999      429,000           --             --         1,200,000             --
  Officer

Thomas K. Grundman............    2001      274,966(6)   315,000             --           135,000         78,519(4)
  Executive Vice President of     2000      203,845      100,000             --           500,000         24,975(5)
  International Operations,       1999       35,259           --             --           300,000             --
  Chief Financial Officer and
  Chief Accounting Officer

James J. Byerlotzer...........    2001      249,324(9)   275,000             --           115,000        101,000(7)
  Executive Vice President of     2000      185,000       89,000             --           300,000        100,250(8)
  Domestic Operations             1999      121,153           --             --           260,000         75,000(10)

------------------------

 (1) Represents the number of shares issuable pursuant to vested and non-vested stock options granted during the applicable fiscal year.

 (2) Represents reimbursement of (i) medical expenses of $12,186,
     (ii) professional fees of $48,930, and (iii) other miscellaneous personal expenses of $10,000.

 (3) Represents premium payments by the Company for life and health insurance.

 (4) Represents (i) forgiveness of relocation loan indebtedness and interest to Mr. Grundman of $52,794, (ii) premium payments made by the Company for life insurance of $24,725 and (iii) contributions by the Company on behalf of Mr. Grundman to the Key Energy Services, Inc. 401(k) Savings & Retirement Plan of $1,000.

 (5) Represents (i) premium payments by the Company for life insurance of $24,725 and (ii) contributions by the Company on behalf of Mr. Grundman to the Key Energy Services, Inc. 401(k) Savings & Retirement Plan of $250.

 (6) Mr. Grundman joined the Company as an executive officer in April 1999.

 (7) Represents (i) payments to Mr. Byerlotzer pursuant to a non-competition agreement entered into in connection with the Company's acquisition of Dawson Production Services, Inc. of $100,000, and (ii) contributions by the Company on behalf of Mr. Byerlotzer to the Key Energy Services, Inc. 401(k) Savings & Retirement Plan of $1,000.

 (8) Represents (i) payments to Mr. Byerlotzer pursuant to a non-competition agreement entered into in connection with the Company's acquisition of Dawson Production Services, Inc. of $100,000, and (ii) contributions by the Company on behalf of Mr. Byerlotzer to the Key Energy Services, Inc. 401(k) Savings & Retirement Plan of $250.

 (9) Mr. Byerlotzer joined the Company as an executive officer in September 1998.

 (10) Represents payments to Mr. Byerlotzer pursuant to a non-competition agreement entered into in connection with the Company's acquisition of Dawson Production Services, Inc.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth certain information relating to options granted under the Key Energy Group, Inc. 1997 Incentive Plan (the "1997 Incentive Plan") and outside the Plan to the Named Executive Officers during fiscal 2001. The Company did not grant any stock appreciation rights during fiscal 2001.

                                       NUMBER OF     INDIVIDUAL GRANTS
                                     SECURITIES OF      % OF TOTAL
                                      UNDERLYING      OPTIONS GRANTED    EXERCISE                 GRANT DATE
                                        OPTIONS       TO EMPLOYEES IN    PRICE PER   EXPIRATION    PRESENT
NAME                                    GRANTED       FISCAL YEAR(1)       SHARE        DATE       VALUE(2)
----                                 -------------   -----------------   ---------   ----------   ----------
Francis D. John....................   960,000(3)            37.9%          $8.25      08/07/10    $4,339,000
                                      500,000(4)            19.7%          $8.25      12/11/10     2,260,000
Thomas K. Grundman.................   135,000(5)             5.3%          $8.25      12/11/10       620,000
James J. Byerlotzer................   115,000(6)             4.5%          $8.25      12/11/10       520,000

------------------------

(1) Based on options to purchase a total of 2,533,000 of Common Stock granted during fiscal 2001.

(2) The grant date value of stock options was estimated using the Black-Scholes option pricing model with the following assumptions: expected volatility--59%; risk-free interest rate--4.3%; time of exercise--5 years; and no dividend yield.

(3) These options were granted on August 7, 2000 and vested immediately on date of grant.

(4) These options were granted on December 11, 2000 and vested immediately on date of grant.

(5) These options were granted on December 11, 2000 and vest in three equal annual installments commencing on July 1, 2001 as follows: 45,000 on July 1, 2001; 45,000 on July 1, 2002; and 45,000 on July 1, 2003.

(6) These options were granted on December 11, 2000 and vest in three equal annual installments commencing on July 1, 2001 as follows: 38,333 on July 1, 2001; 38,333 on July 1, 2002; and 38,334 on July 1, 2003.

AGGREGATED OPTION EXERCISES AND VALUES AS OF FISCAL YEAR END

    The following table sets forth certain information as of June 30, 2001 relating to the number and value of (i) options exercised by the Named Executive Officers and (ii) unexercised options held by the Named Executive Officers.

                                                                                       VALUE OF UNEXERCISED IN-THE
                                 SHARES                     NUMBER OF UNEXERCISED       MONEY-OPTIONS AT JUNE 30,
                                ACQUIRED      VALUE       OPTIONS AT JUNE 30, 2001               2001(2)
                                   ON        REALIZED    ---------------------------   ----------------------------
NAME                            EXERCISE      ($)(1)     EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
----                            ---------   ----------   -----------   -------------   ------------   -------------
Francis D. John...............  1,825,000   12,850,875    2,418,333       791,667       $5,148,066     $1,732,709

Thomas K. Grundman............    200,000   1,934,000       250,000       485,000       $  585,000     $1,718,650

James J. Byerlotzer...........    165,000   1,595,550       159,167       350,833       $  391,931     $1,311,469

------------------------

(1) The dollar values in this column are calculated by determining the difference between the fair market value of the Company's common stock on the date of exercise of the relevant options and the exercise price of such options. The fair market value on the date of exercise is based on the last sale price of the Company's common stock on the NYSE on such date.

(2) The dollar values in this column are calculated by determining the difference between the fair market value of the Common Stock for which the relevant options are exercisable as of the end of the fiscal year and the exercise price of the options. The fair market value is based on the last sale price of the Common Stock on the NYSE on June 29, 2001 of $10.84.

EMPLOYMENT AGREEMENTS WITH EXECUTIVE OFFICERS

    Effective as of July 1, 2001, the Company entered into an amended and restated employment agreement with Mr. John, which provides that Mr. John will serve as Chairman of the Board, President and Chief Executive Officer of the Company for a five-year term commencing July 1, 2001 and continuing until June 30, 2006, with an automatic one-year renewal on each June 30, commencing on June 30, 2006, unless terminated by the Company or by Mr. John with proper notice. Under this employment agreement, Mr. John's annual base salary will remain at $595,000 per year until January 1, 2003 at which time it will increase to $695,000 per year, in each case subject to increase after annual reviews by the Board of Directors. This employment agreement also provides that Mr. John will be entitled to (i) participate in the Company's Performance Compensation Plan, with performance criteria to be approved by the Compensation Committee,
(ii) receive additional bonuses at the discretion of the Compensation Committee, and (iii) participate in stock option grants made to the Company's executives. In addition to salary and bonus, Mr. John is entitled to medical, dental, accident and life insurance, reimbursement of expenses and various other benefits. To the extent Mr. John is taxed on any such reimbursement or benefit, the Company will pay Mr. John an amount which, on an after-tax basis, equals the amount of these taxes.

    In the event that Mr. John's employment is terminated by the Company voluntarily or by nonrenewal, or by Mr. John for "Good Reason," or by either the Company or Mr. John following a "Change in Control" (in each case as defined in the employment agreement), Mr. John will be entitled to receive: (i) his accrued but unpaid salary and bonuses to the date of termination, and a PRO RATA bonus for the year in which termination occurs; (ii) a severance payment in an amount equal to five times his average total annual compensation (I.E., salary plus bonus) for the preceding three years; (iii) immediate vesting and exercisability of all stock options held by him (to the extent not already vested and exercisable) for the remainder of the original terms of the options; (iv) any other amounts or benefits earned, accruing or owing to him, but not yet paid; and (v) continued participation in medical, dental and life insurance coverage, as well as the receipt of other benefits to which he was entitled, until the first to occur of the third year anniversary of the date his employment was terminated or the date on which he receives equivalent coverage and benefits under the plans and programs of a subsequent employer (or, in the event of a "Change in Control," an amount in cash equal to the reasonable expenses that the Company would incur if it were to provide these benefits for three years). In the event that Mr. John's employment is terminated as a result of Mr. John's disability, Mr. John will be entitled to receive (i) through (v) above, except that his severance compensation will be an amount equal to three times his average total annual compensation for the preceding three years, reduced by the amount of any Company-paid disability insurance proceeds paid to Mr. John. In the event that Mr. John's employment is terminated by the Company for "Cause," as defined in the employment agreement, or by Mr. John voluntarily or by nonrenewal, he will be entitled to receive only (i) and (v) above and will forfeit any restricted stock or options not previously vested. In the event
Mr. John's employment is terminated by reason of his death, he will be entitled to receive (i), (iii), (iv) and (v) above, except that his family will be entitled to receive the medical and dental insurance coverage provided in
(v) above until the death of Mr. John's spouse. In addition, if any of the above benefits are subject to the tax imposed by Section 4999 of the Internal Revenue Code, the Company will reimburse Mr. John for such tax on an after-tax basis.

    The employment agreement contains a comprehensive non-compete provision that prohibits Mr. John from engaging in any activities that are competitive with the Company for a period of three years after the termination of his employment.

    Pursuant to the employment agreement, the Company will pay to Mr. John, on or prior to December 31, 2001, a one-time retention incentive bonus equal to the aggregate amount of all principal and interest on loans previously made by the Company to Mr. John that were originally to be forgiven over a ten-year period beginning July 1, 2001, as well as the amount, on an after-tax basis, required to pay the taxes incurred by Mr. John in connection with such payment. The after-tax proceeds of the bonus will be used to repay such loans. The employment agreement goes on to provide that if, prior to June 30, 2011,

Mr. John is terminated by the Company for Cause, or by Mr. John voluntarily or by nonrenewal, Mr. John will repay to the Company a percentage of the retention incentive bonus beginning at 100% during the first year and declining at the rate of 10% each year to 0% on and after June 30, 2011. The Company paid the bonus to Mr. John on December 1, 2001 and the after-tax proceeds of the bonus were used to fully repay all principal and interest on such loans.

    Effective as of January 1, 2002 Mr. Grundman began serving as the Company's Executive Vice President--M&A and International. In connection with assuming his new role, Mr. Grundman and the Company are negotiating a new employment agreement which will be effective as of January 1, 2002. The Company expects the negotiations to be completed shortly and, based on the current status of the negotiations, expects that the new employment agreement will provide for a two and one-half year term and thereafter for successive one-year terms unless terminated 90 days prior to the commencement of an extension term. The Company anticipates that under his new employment agreement, Mr. Grundman's annual base compensation will remain at $280,000 until January 1, 2003 at which time it will increase to $295,000, which can be increased but not decreased, and that Mr. Grundman will be eligible for additional annual incentive bonuses. If, during the term of his new employment agreement, Mr. Grundman is terminated by the Company for any reason other than for cause, or if he terminates his employment because of a material breach by the Company or following a change of control of the Company, the Company anticipates that the new employment agreement will entitle Mr. Grundman to severance compensation equal to his base compensation in effect at the time of termination payable in equal installments over a 36-month period following termination; PROVIDED, HOWEVER, that if termination results from a change of control of the Company, severance compensation will be increased by an amount equal to three times the average annual bonus received by Mr. Grundman over the past three years and will be payable in a lump sum on the date of termination. Also, if Mr. Grundman is subject to the tax imposed by Section 4999 of the Internal Revenue Code, the Company has agreed to reimburse him for such tax on an after-tax basis.

    Effective as of January 1, 2002 Mr. Byerlotzer entered into a new employment agreement with the Company pursuant to which he will serve as the Company's Executive Vice President and Chief Operating Officer. This agreement is for a two and one-half year term and thereafter for successive one-year terms unless terminated 90 days prior to the commencement of an extension term. Under the agreement, Mr. Byerlotzer's annual base compensation will be $275,000 until January 1, 2003 at which time it will increase to $325,000, which can be increased but not decreased, and Mr. Byerlotzer will be eligible for additional annual incentive bonuses. If during the term of his new employment agreement
Mr. Byerlotzer is terminated by the Company for any reason other than for "Cause", or if he terminates his employment because of a material breach by the Company or following a change of control of the Company, he will be entitled to severance compensation equal to his base compensation in effect at the time of termination payable in equal installments over a 36-month period following termination; PROVIDED, HOWEVER, that if termination results from a change of control of the Company, severance compensation will be increased by an amount equal to three times the average annual bonus received by Mr. Byerlotzer over the past three years and will be payable in a lump sum on the date of termination. Also, if Mr. Byerlotzer is subject to the tax imposed by Section 4999 of the Internal Revenue Code, the Company has agreed to reimburse him for such tax on an after-tax basis.

    Effective as of January 1, 2002, Mr. Mitchell entered into an employment agreement with the Company pursuant to which he will serve as the Company's Executive Vice President and Chief Financial Officer. This agreement is for a three-year term and thereafter for successive one-year terms unless terminated 90 days prior to the commencement of an extension term. Under this agreement, Mr. Mitchell receives an annual base compensation of $295,000, which can be increased but not decreased, and a one-time signing bonus of $100,000, and Mr. Mitchell will be eligible for additional annual incentive bonuses. In the event that, prior to January 1, 2005 Mr Mitchell is terminated by the Company for cause, or by Mr. Mitchell voluntarily or by nonrenewal, Mr. Mitchell will repay to the Company a percentage of the bonus beginning at 100% during the first year and declining at the rate of 1/3 each year to 0% on and after January 1, 2005. If, during the term of his employment agreement, Mr. Mitchell is terminated by the Company for any reason other than for cause, or if he terminates his employment because of a material breach by the Company or following a change of control of the Company, he will be entitled to severance compensation equal to his base compensation in effect at the time of termination payable in equal installments over a 36-month period following termination; PROVIDED, HOWEVER, that if termination results from a change of control of the Company, severance compensation will be increased by an amount equal to three times the average annual bonus received by Mr. Mitchell over the past three years and will be payable in a lump sum on the date of termination. Also, if Mr. Mitchell is subject to the tax imposed by Section 4999 of the Internal Revenue Code, the Company has agreed to reimburse him for such tax on an after-tax basis.

COMPENSATION COMMITTEE REPORT

    The Compensation Committee is responsible for establishing the Company's compensation philosophy and policies, setting the terms of and administering its option plans, and option grants outside its option plans, reviewing and approving employment contracts and salary recommendations for executive officers and setting the compensation for the Chief Executive Officer.

    The Company's overall compensation philosophy is to align the financial interests of management with those of the Company's stockholders, taking into account the Company's expectations for growth and profitability, the necessity to attract and retain the best possible executive talent and to reward its executives commensurate with their ability to enhance stockholder value. Accordingly, employment agreements with the executive officers approved by the Compensation Committee provide for compensation consisting of base salary, participation in an incentive compensation plan based upon performance and stock options and other stock-based awards. The 1997 Incentive Plan and the Performance Compensation Plan, as well as other stock-based incentive plans and grants, are intended, in part, to align more closely the financial interests of executive officers and key employees with those of the Company's stockholders. The Compensation Committee believes that providing executives with opportunities to acquire significant stakes in the Company's growth and prosperity through grants of stock options and other incentive awards will enable the Company to attract and retain executives with the outstanding managerial abilities essential to the Company's success, motivate these executives to perform to their full potential and enhance stockholder value.

    In approving base and incentive compensation levels for executive officers, the Compensation Committee has considered the actual results of operations with the Company's internal projections and target levels for revenues, earnings before interest, taxes, depreciation, depletion and amortization ("EBITDA"), net income and earnings per share. The Compensation Committee determined that the Company significantly exceeded its internal projections and target levels for each of these criteria for fiscal 2001 while at the same time significantly strenthening the Company's balance sheet through substantial debt reduction.

    The employment agreements with the Company's executive officers allow for significant bonuses pursuant to the Company's management incentive bonus plan. Bonus awards under such plan are based upon achieving certain earnings goals and the attainment of individual qualitative goals relating to the employee's position and responsibilities. The Board of Directors determines the Company's overall earnings goals and, with the review and approval of the Compensation Committee, the Chief Executive Officer sets the earnings and individual qualitative goals for the Company's operating subsidiaries.

    The Performance Compensation Plan was approved by the Company's stockholders at the Annual Meeting of Stockholders held on December 8, 1998. Under the Performance Compensation Plan, a participating executive officer's bonus is determined for each fiscal six-month period based upon one or more of the following criteria, individually or in combination, adjusted in such manner as the Compensation Committee determines: (a) pre-tax or after-tax return on equity; (b) earnings per share; (c) pre-tax or after-tax net income; (d) book value per share; (e) market price per share; (f) relative performance to peer group companies; (g) expense management; (h) total return to stockholders; and

(i) attainment of balance sheet criteria, including, but not limited to reduction(s) in long-term and short-term indebtedness.

    Section 162(m) of the Internal Revenue Code of 1986, as amended, limits deductibility for federal income tax purposes of compensation in excess of $1 million paid to individual executive officers per taxable year unless certain exceptions, including compensation based on performance goals, are satisfied. The Performance Compensation Plan was adopted in an effort to comply with the performance-based exception to limits on deductibility of executive officer compensation with respect to compensation paid under this Plan.

    Fiscal 2001 compensation for Mr. John as Chief Executive Officer consisted of a base salary of $595,000, and bonuses totaling $845,000 based on the Company having significantly exceeded its internal projections and target levels for fiscal 2001 revenues, EBITDA, net income and earnings per share and significantly improving its balance sheet through substantial debt reduction. Mr. John's base salary was set under the terms of his employment agreement. The Compensation Committee's arrangements with Mr. John have been designed from the outset to align his compensation to the enhancement of shareholder value. To that end, during fiscal 2001, the Compensation Committee granted to Mr. John 960,000 and 500,000 stock options, with per share exercise prices of $8.25 for both grants, representing the market value of an underlying share of the Company's Common Stock on the date of each grant.

    Since the Company's reorganization in December 1992, under Mr. John's leadership, total stockholder value has increased from a negative net worth of $5.6 million at November 30, 1992 to a positive net worth of approximately
$477 million at June 30, 2001. In addition to leading the Company through its critical post-reorganization period, Mr. John has strengthened the Company's position through the successful integration of over 60 strategic acquisitions, culminating with the consolidation of the Company with Dawson Production Services, Inc. in September 1998, thereby establishing the Company as the largest, most efficient rig-based well service operator in the domestic onshore U.S. market. In addition, following this consolidation activity, the Company has reduced its long-term funded debt from a high of approximately $845 million to approximately $379 million at December 31, 2001, resulting in a long-term funded debt-to-total capitalization ratio improvement from a high of 87.6% to approximately 39.5% at December 31, 2001. As a result of its current market position and improved balance sheet, the Company has been able to attract high-quality executives and operational managers, upgrade its equipment fleet, and implement technology enhancements, all of which has allowed the Company to provide its customers with the highest quality and broadest range of services in the industry.

    In recognition of the Company's superior performance under Mr. John's leadership and the Company's desire to retain Mr. John for the long-term future of the Company, on October 16, 2001 the Compensation Committee approved a new employment agreement, effective as of July 1, 2001, with Mr. John. Pursuant to this new agreement, Mr. John will serve as Chairman of the Board, President and Chief Executive Officer of the Company for a five-year term, with an automatic one-year renewal thereafter unless terminated by either party. Mr. John's annual base salary is specified to remain at its current level of $595,000 until January 1, 2003, when it is specified to increase to $695,000. Mr. John will also be entitled to participate in the Performance Compensation Plan, receive additional bonuses at the discretion of the Compensation Committee, participate in stock option grants made to the Company's executives and receive reimbursement of expenses and various other benefits.

    In addition, the employment agreement provides that, on or before December 31, 2001, Mr. John will receive a one-time retention incentive bonus in an amount equal to the principal and interest he owes the Company pursuant to loans previously made by the Company to Mr. John that were originally to be forgiven over a 10-year period beginning on July 1, 2001. The after-tax proceeds of the bonus will be automatically applied to payment in full of all amounts owed by Mr. John to the Company under the loans. The employment agreement further provides that if, prior to June 30, 2011, Mr. John is terminated by the Company for Cause (as defined in such agreement), or by Mr. John voluntarily or by nonrenewal, Mr. John will repay to the Company a percentage of the extraordinary bonus beginning at 100% during the first year and declining at a rate of 10% each year to 0% on and after June 30, 2011. The Compensation Committee believes that the economic incentives of this new arrangement give a greater incentive to Mr. John not to leave the Company than was provided under the loan forgiveness program this it replaces. The Company paid the bonus to Mr. John on December 1, 2001 and the after-tax proceeds of the bonus were used to fully repay all amounts owed by Mr. John under the loans.

    In connection with its consideration of the new employment agreement, the Compensation Committee retained an expert in executive compensation to review, and advise the Committee concerning, the compensation policy of the Company, the various methods for structuring base salary, bonus and stock option compensation and the compensation structures of the chief executive officers of comparable companies. In his review, the consultant determined that the Company had been under-compensating Mr. John relative to the executive officers of comparable companies and the Company's extraordinary results under Mr. John's leadership. The consultant further determined that the compensation arrangements proposed in the new employment agreement were reasonable and competitive. The Compensation Committee concurred with the consultant's findings and approved the new employment agreement.

    The Compensation Committee believes that its current policies have been and will continue to be successful in aligning the financial interests of executive officers with those of the Company's stockholders and the Company's performance. Nevertheless, the Compensation Committee intends to continue to review whether and how to modify its policies to further link executive compensation with both individual and Company performance.

                          David J. Breazzano, Chairman
                               William D. Fertig

AUDIT COMMITTEE REPORT

    The Audit Committee of the Board of Directors is composed of Messrs. Collins, Marcum and Wolkowitz. Each of the members of the Audit Committee is independent, in accordance with the existing requirements of the New York Stock Exchange's listing standards. The activities of the Audit Committee are governed by the Company's Audit Committee Charter that was adopted by the Board of Directors on June 12, 2000.

    The primary function of Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing financial reports and other financial information provided by the Company to governmental bodies or the public, the Company's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board of Directors have established, and the Company's auditing, accounting and financial processes generally. The Audit Committee annually recommends to the Board of Directors the appointment of a firm of independent auditors to audit the financial statements of the Company and meets with such independent auditors, the Chief Executive Officer and the principal financial, accounting and legal personnel of the Company to review the scope and the results of the annual audit, the amount of audit fees, the Company's internal accounting controls, the Company's financial statements contained in the Company's Annual Report to Stockholders and other related matters.

    The Audit Committee has reviewed and discussed with management the financial statements for fiscal 2001 audited by KPMG LLP ("KPMG"), the Company's independent auditors. The Audit Committee has discussed with KPMG various matters related to the financial statements, including those matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU
380). The Audit Committee has also received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), and has discussed with KPMG its independence. Based upon such review and discussion, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ending June 30, 2001 for filing with the Securities and Exchange Commission.

    With respect to the above matters, the Audit Committee submits this report.

                                AUDIT COMMITTEE
                                Kevin P. Collins
                               W. Phillip Marcum
                                Morton Wolkowitz

COMPARATIVE PERFORMANCE GRAPH

    Set forth below is a graph comparing the cumulative total stockholder returns on the Common Stock with the cumulative total return of the Standard & Poor's 500 Index and a peer group comprised of four of the Company's competitors ("Peer Group"). The following graph assumes the investment of $100 on June 30, 1996 in the Common Stock, the Standard & Poor's 500 Index and the Peer Group and the reinvestment of dividends (rounded to the nearest dollar).

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

        KEY ENERGY SERVICES, INC.   S & P 500   PEER GROUP
Jun-96                        100          100          100
Jun-97                215.9090909  134.6990158   165.928639
Jun-98                159.0909091  175.3262396  122.6095057
Jun-99                43.18181818  215.2248412  114.2041509
Jun-00                116.6666667  230.8267742  209.8209564
Jun-01                131.3939394   196.594049  182.7855519

------------------------

(1) All values are as of the last day of the month for the period presented.

(2) Peer Group consists of Grey Wolf, Inc., Nabors Industries, Inc., Pride International, Inc. and Parker Drilling Company. Values are adjusted for dividends, when applicable.

(3) The number of shares of Common Stock outstanding increased approximately 12.8% from approximately 18.5 million shares to approximately 82.7 million shares as a result of the Company's public equity offering in the last quarter of fiscal 1999.

COMPARATIVE PERFORMANCE GRAPH SINCE FISCAL 1999 EQUITY OFFERING

    Set forth below is a graph comparing the cumulative total stockholder returns on the Common Stock with the cumulative total return of the Standard & Poor's 500 Index and a peer group comprised of four of the Company's competitors ("Peer Group"). The following graph assumes the investment of $100 on June 30, 1999 in the Common Stock, the Standard & Poor's 500 Index and the Peer Group and the reinvestment of dividends (rounded to the nearest dollar).

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

        KEY ENERGY SERVICES, INC.   S & P 500   PEER GROUP
Jun-99                        100          100          100
Sep-99                138.5964912  93.75617228  110.9989945
Dec-99                145.6280702  107.7065878  125.6347207
Mar-00                324.5754386  110.1770734  166.3736579
Jun-00                270.1754386  107.2491321  182.6837611
Sep-00                275.4526316  106.2106161  220.8640234
Dec-00                292.9964912   97.8995198  235.0846721
Mar-01                300.3508772  86.29338195  217.3681814
Jun-01                304.2807018  91.34356793  159.8208941

------------------------

(1) All values are as of the last day of the month for the period presented.

(2) Peer Group consists of Grey Wolf, Inc., Nabors Industries, Inc., Pride International, Inc. and Parker Drilling Company. Values are adjusted for dividends, when applicable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In connection with the negotiation of the terms of a five-year employment agreement with Francis D. John, Chairman of the Board, President and Chief Executive Officer of the Company, and as an inducement to Mr. John to enter into such employment agreement, the Company entered into a separate loan agreement with Mr. John dated as of August 2, 1999, which as amended through June 30, 2001, provides that $6.5 million in loans previously made by the Company to Mr. John, together with the accrued interest payable thereon (accruing at a rate equal to 125 basis points above LIBOR, adjusted monthly) will be forgiven ratably during the ten year period commencing on July 1, 2001 and ending on June 30, 2011. The loan agreement provides that the foregoing forgiveness of indebtedness is predicated and conditioned upon Mr. John remaining employed by the Company during such period. In addition, in the event that Mr. John is terminated by the Company for "Cause" (as defined in the agreement), or in the event that Mr, John voluntarily terminates his employment with the Company, the loan agreement further provides that the entire remaining principal balance of these loans, together with accrued interest payable thereon, will become immediately due and payable by Mr. John. However, in the event that Mr. John's employment is terminated for "Good Reason", or as a result of Mr. John's death or "Disability", or as a result of a "Change in Control" (all as defined in that agreement), the loan agreement stipulates that the remaining principal balance outstanding on the loans, together with accrued interest thereon will be forgiven. This loan agreement further provides that with respect to any forgiveness of the payment of principal and interest on the loans, Mr. John will be entitled to receive a "gross-up" payment in an amount sufficient for him to pay any federal, state, or local income taxes that may be due and payable by him with respect to the forgiveness of such indebtedness (principal and interest). The loan agreement has been effectively superseded by Mr. John's new employment agreement that provides for a one-time retention incentive bonus used to repay all amounts owed under the loan agreement (See "Other Informaton--Employment Agreements with Executive Officers").

    In connection with the negotiation of an employment agreement with Thomas K. Grundman, the Company's Executive Vice President of International Operations, Chief Financial Officer and Chief Accounting Officer, the Company made a $240,000 short-term loan and a $150,000 relocation loan to assist
Mr. Grundman's relocation to the Company's executive offices. Interest on these loans accrues at a rate of 6.125% per annum. The short-term loan has been repaid. The relocation loan together with accrued interest will be forgiven in three installments of $50,000 each on July 1, 2000, 2001 and 2002; PROVIDED, HOWEVER, that if Mr. Grundman's employment is terminated during such period in a way that (i) triggers severance obligations, all amounts owed shall be immediately forgiven or (ii) does not trigger severance obligations, all amounts owed shall be immediately due and payable. This agreement further provides that with respect to any forgiveness of the payment of principal and interest on the loans, Mr. Grundman will be entitled to receive a "gross-up" payment in an amount sufficient for him to pay any federal, state, or local income taxes that may be due and payable by him with respect to the forgiveness of such indebtedness (principal and interest).

AUDITORS

    KPMG LLP ("KPMG"), certified public accounting firm, has served as the Company's independent auditor for several years. Although management anticipates that this relationship will continue during fiscal 2002, no formal action is proposed to be taken at the Annual Meeting with respect to the continued employment of KPMG inasmuch as no such action is legally required. A representative of KPMG plans to attend the Annual Meeting and will be available to answer appropriate questions. The representative also will have an opportunity to make a statement at the Annual Meeting if he so desires, although it is not expected that any statement will be made.

    The Audit Committee of the Board of Directors assists the Board of Directors in assuring that the Company's accounting and reporting practices are in accordance with applicable requirements. The Audit Committee reviews with the auditors the scope of the proposed audit work and meets with the auditors to discuss matters pertaining to the audit and any other matter that the Audit Committee or the auditors may wish to discuss. In addition, the Audit Committee would recommend the appointment of new auditors to the Board of Directors if future circumstances were to indicate that such action is desirable.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and persons who beneficially own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the Securities and Exchange Commission (the "Commission"). Such officers, directors and 10% stockholders also are required by Commission rules to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such forms furnished to the Company, the Company believes that its Directors, executive officers or 10% stockholders complied with all Section 16(a) filing requirements during the fiscal year ended
June 30, 2001.

LIMITATION ON INCORPORATION BY REFERENCE

    Notwithstanding any reference in prior or future filings by the Company with the Commission that purport to incorporate this Proxy Statement by reference into another filing, such incorporation shall not include any material herein under the captions "Other Information--Compensation Committee Report"; "Other Information--Comparative Performance Graph"; "Other Information--Comparative Performance Graph Since Fiscal 1999 Equity Offering".

STOCKHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

    To be considered for inclusion in next year's proxy materials, stockholder proposals to be presented at the Company's 2002 Annual Meeting must be in writing and be received by the Company no later than September 6, 2002 unless the date of the 2002 Annual Meeting is changed by more than 30 days from January 31, 2003, in which case the deadline is a reasonable time before the Company begins to print and mail its proxy materials. For the proposal to be included in the proxy statement, the Stockholder submitting the proposal must meet certain eligibility standards and comply with certain procedures established by the Commission, and the proposal must comply with the requirements as to form and substance established by applicable laws and regulations. The proposal must be mailed to the Company's principal executive office, at the address stated herein, and should be directed to the attention of the General Counsel.

    Stockholders that intend to present a proposal that will not be included in the proxy statement for the Company's 2002 Annual Meeting must give written notice of a stockholder's intent to submit such a proposal on or about
November 19, 2002 unless the date of the 2002 Annual Meeting is changed by more than 30 days from January 31, 2003, in which case the deadline is a reasonable time before the Company mails its proxy materials. The notice submitted by a stockholder should include a statement that the proponent intends to solicit the necessary percentage of stockholder votes to carry the proposal supported by evidence that the stated percentage will actually be solicited.

OTHER MATTERS

    The Board of Directors does not know of any other matters that may come before the Annual Meeting; however, if any other matters are properly presented at the Annual Meeting, the persons named in the accompanying proxy intend to vote, or otherwise act, in accordance with their best judgment on such matters.

    The Company's Annual Report to Stockholders covering the fiscal year ended June 30, 2001 has been mailed to each Stockholder entitled to vote at the Annual Meeting or accompanies this Proxy Statement.

                                          By Order of the Board of Directors,

                                          [/S/ FRANCIS D. JOHN]

                                          Francis D. John
                                          CHAIRMAN OF THE BOARD, PRESIDENT AND
                                          CHIEF EXECUTIVE OFFICER

January 4, 2002

     [KEY LOGO]
KEY ENERGY SERVICES, INC.
C/O PROXY SERVICES
P.O. BOX 9142
FARMINGDALE, NY 11735.



VOTE BY INTERNET - WWW.PROXYVOTE.COM Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Key Energy Services, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.



TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:         KEYPRX            KEEP THIS PORTION FOR YOUR RECORDS
------------------------------------------------------------------------------------------------------------------------
                                                                                     DETACH AND RETURN THIS PORTION ONLY
                         THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.


KEY ENERGY SERVICES, INC.

  1. ELECTION OF DIRECTORS

  NOMINEES:   01) FRANCIS D. JOHN            FOR    WITHHOLD    FOR ALL       To withhold authority to vote, mark "For All Except"
              02) DAVID J. BREAZZANO         ALL      ALL       EXCEPT        and write the nominee's number on the line below.
              03) KEVIN P. COLLINS
              04) WILLIAM D. FERTIG
              05) W. PHILLIP MARCUM          [ ]       [ ]        [ ]         ____________________________________________________
              06) J. ROBINSON WEST
              07) MORTON WOLKOWITZ


THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTIONS
TO THE CONTRARY ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL OF THE DIRECTOR NOMINEE NAMES ABOVE.


NOTE: Please sign exactly as your name appears above. Each joint owner should sign. Executors, administrators and trustees, should give full title. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.


PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY.


---------------------------------    ------------               ------------------------    -----------
Signature [PLEASE SIGN WITHIN BOX]       Date                   Signature (Joint Owners)        Date


                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!


                         ANNUAL MEETING OF STOCKHOLDERS
                           KEY ENERGY SERVICES, INC.
                                JANUARY 31, 2002





--------------------------------------------------------------------------------
________________________________________________________________________________


                   THIS PROXY IS BEING SOLICITED ON BEHALF OF
                           THE BOARD OF DIRECTORS OF

                            KEY ENERGY SERVICES,INC.


    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JANUARY 31, 2002


   The undersigned hereby constitutes and appoints Francis D. John and Jack D. Loftis, Jr., and each of them, the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, to vote with respect to all the shares of Common Stock, par value $.10, of KEY ENERGY SERVICES, INC., standing in the name of the undersigned at the close of business on December 28, 2001 at the Annual Meeting of Stockholders to be held on January 31, 2002 at 11A.M., Eastern Standard Time at The Hilton Hotel, Brunswick Room, Tower Center Boulevard, East Brunswick, NJ 08816, and at any and all adjournments or postponements thereof, to vote on the matters set forth on the reverse side.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS.


                         (TO BE SIGNED ON REVERSE SIDE)

________________________________________________________________________________